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                                                                     Exhibit 9.1

                                 FORM OF MEMCO
                             SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT (the "Shareholder Agreement"), dated as of August 13, 1998, is by and between PLATINUM technology, inc., a Delaware corporation ("Buyer"), and the stockholder or optionholder of MEMCO Software, Ltd., a corporation organized under the laws of Israel (the "Company") indicated on the signature page hereof (the "Shareholder").

                                   RECITALS

     A. Concurrent with the execution of this Shareholder Agreement, Buyer and the Company entered into an Agreement, dated of even date herewith (as amended from time to time, the "Agreement"), pursuant to which Buyer will acquire all of the outstanding capital stock and options to acquire capital stock of the Company (the "Arrangement").

     B. As an inducement and a condition to entering into the Agreement, Buyer required that the Shareholder agree, and the Shareholder has agreed, to enter into this Shareholder Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Agreement. For purposes of this Shareholder
Agreement:

     (a) "Affiliate" means, as to any specified Person, (i) any shareholder, equity holder, officer, or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

     (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (c) "Existing Shares" means shares of Company Stock Beneficially Owned by the Shareholder as of the date hereof.

     (d) "Securities" means the Existing Shares together with any shares of Company Stock or other securities of the Company that become Beneficially Owned by the Shareholder in any capacity after the date hereof and prior to the termination of this Shareholder Agreement, whether
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upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

     2. Disclosure. The Shareholder hereby agrees to permit the Company and Buyer to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Buyer reasonably determines to be necessary or desirable in connection with the Arrangement and any transactions related thereto, the Shareholder's identity and ownership of Company Stock and the nature of the Shareholder's commitments, arrangements and understandings under this Shareholder Agreement.

     3. Voting of Company Stock. The Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Closing Date, or (b) the valid termination of the Agreement pursuant to Section 12.2 thereof, (the first to occur of clauses (a) and (b), the "Termination Date"), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Stock, however called, or in connection with any written consent of the holders of Company Stock, he, she or it will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities
(A) in favor of the adoption of the Agreement and the approval of the other actions contemplated by the Agreement and this Shareholder Agreement and any actions required in furtherance thereof and hereof; (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Agreement or this Shareholder Agreement; and (C) except as otherwise agreed to in writing in advance by Buyer in its sole discretion, against the following actions (other than the Arrangement and the transactions contemplated by this Shareholder Agreement and the Agreement) or as disclosed in the Company
Schedules: (1) any Acquisition Proposal, (2) (u) any change in a majority of the individuals who constitute the Company's Board of Directors; (v) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or its Subsidiaries or substantial assets of the Company or its Subsidiaries; (w) any amendment of the Company's Memorandum of Association and Articles of Association; (x) any other material change in the Company's corporate structure or business; or (y) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Arrangement and the transactions contemplated by this Shareholder Agreement and the Agreement. The Shareholder agrees that he, she or it will not enter into any agreement or understanding with any Person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 3.

     4.  Intentionally Omitted.

     5. Related Party Transactions. Except as set forth on Schedule 5 hereto, neither the Shareholder nor any of Shareholder's Affiliates (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (ii)

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owns, directly or indirectly, in whole or in part, any Intellectual Property or any other property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; (iii) has any claim, action or cause of action against the Company or any of its Subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Benefit Plans, claims for compensation, expense reimbursement and similar obligations and similar matters and agreements existing on the date hereof; (iv) has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company is a partner or shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); (v) owes any money to the Company or any of its Subsidiaries; or (vi) is owed any money by the Company or any of its Subsidiaries.

     6. Grant of Proxy; Appointment of Proxy. (a) Until the earlier of the Closing Date or the Termination Date, the Shareholder hereby irrevocably grants to, and appoints, _______________________, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shareholder's Securities, or grant a consent or approval in respect of such Securities in favor of the Agreement and the various transactions contemplated thereby, and against any Acquisition Proposal. The Shareholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Shareholder Agreement.

     (b) The Shareholder understands and acknowledges that Buyer is entering into the Agreement in reliance upon such irrevocable proxy. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given to secure the performance of the duties of the Shareholder under this Shareholder Agreement. The Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

     7. Covenants, Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to, and agrees with, Buyer as follows:

     (a) Ownership of Shares. The Shareholder is the sole record and Beneficial Owner of the number of Existing Shares opposite the Shareholder's name on the signature page hereof, and on the date hereof such Existing Shares constitute all of the shares of Company Stock owned of record or Beneficially Owned by the Shareholder. The Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Shareholder Agreement, in each case with respect to all of the Shareholder's Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Shareholder Agreement.

     (b) Authorization. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement enforceable against the Shareholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance

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and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state, federal or international Governmental Entity is necessary for the execution of this Shareholder Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Shareholder Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of the Shareholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of its properties or assets may be bound, or (C) violate any order, written injunction, decree, judgment, statute, rule or regulation applicable to the Shareholder or any of its properties or assets.

     (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 3 and 6 hereof, the Shareholder's Existing Shares at all times during the term hereof will be Beneficially Owned by the Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

     (e) No Solicitation. The Shareholder will not, and will cause its Affiliates (other than the Company), and officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of the Shareholder and such affiliates (such Affiliates, officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of any person are hereinafter collectively referred to as the "Representatives" of such person) not to, directly or indirectly (other than with Buyer and its representatives in connection with the Arrangement), (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any Acquisition Proposal or (ii) negotiate or otherwise engage in discussions with any Person with respect to any Acquisition Proposal, or which may reasonably be expected to lead to a proposal for an Acquisition Proposal, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Proposal. The Shareholder will promptly advise Buyer of any inquiries or proposals received by, and any information requested from, or any negotiations or discussions sought to be initiated or continued with agents or representatives of the foregoing, in each case from a person (other than Buyer and its representatives) with respect to an Acquisition Proposal, and a reasonable summary of the terms thereof, including the identity of such third party, including any financing arrangement or commitment in connection therewith. The Shareholder will, and will cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal relating to the Company, other than discussions or negotiations with Buyer and its affiliates.

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     (f) Restriction on Transfer, Proxies and Non-Interference. From the date hereof through the earlier of the (i) Termination Date or (ii) the date of the Company Shareholder Meeting, the Shareholder will not, directly or indirectly
(i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any interest therein, (ii) grant any proxies or powers of attorney, deposit the Securities into a voting trust or enter into a voting agreement with respect to the Securities, or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or would result in a breach by the Shareholder of its obligations under this Shareholder Agreement.

     (g) Reliance by Buyer. The Shareholder understands and acknowledges that Buyer is entering into the Agreement in reliance upon the Shareholder's execution and delivery of this Shareholder Agreement.

     (h) Non-Solicitation of Employees. The Shareholder agrees that he will not, without the prior written consent of Buyer, from the date hereof until the earlier of the Closing Date or the termination of the Shareholder Agreement, solicit the employment of any employee of the Company, Buyer, or any Subsidiary or successor thereof.

     8.  Stop Transfer Legend.

     (a) The Shareholder agrees and covenants to Buyer that the Shareholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Shareholder Agreement.

     (b) In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Arrangement, the terms "Shares" and "Securities" will be deemed to refer to and include the shares of Company Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Shareholder Agreement.

     9. Termination. Except for the covenant set forth in Section 4, which shall survive termination hereof, this Shareholder Agreement will terminate upon the Termination Date and all further obligations (other than obligations for breaches occurring prior to the Termination Date) shall terminate as of such date. All obligations of the Shareholder hereunder and for any breach hereof shall terminate at the Closing Date.

     10.  Miscellaneous.

     (a) Further Assurances. From time to time, at another party's request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Shareholder Agreement.

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     (b) Entire Shareholder Agreement. This Shareholder Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (c) Capacity, Binding Effect and Certain Permitted Activities. The Shareholder agrees that this Shareholder Agreement and the obligations hereunder will attach to the Securities and will be binding upon any Person to which legal or Beneficial Ownership of such Securities shall pass, whether by operation of law or otherwise, including without limitation, any Shareholder's legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding anything to the contrary in this Shareholder Agreement, the Shareholder is signing this Shareholder Agreement solely in its capacity as a stockholder of the Company and the Shareholder shall not be limited or otherwise affected by this Shareholder Agreement with respect to any action or inaction of the Shareholder taken (i) in its capacity as a director, officer or employee of the Company, (ii) in its capacity as a director, officer or employee of, or consultant to, Buyer and/or its subsidiaries or (iii) in conjunction with, vis-a-vis or in relation to any other stockholder or family member or any entity (other than, for purposes of this clause (iii), the Company and Buyer or any of their respective subsidiaries) as to which such a stockholder or family member serves as a director, officer, trustee, member, partner, or fiduciary or other similar position, or as to which the Shareholder exercises any dispositive or voting control of any Securities held by such entity.

     (d) Assignment. Neither this Shareholder Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Buyer may assign, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment will relieve Buyer from any of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Shareholder Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (e) Amendment and Modification. This Shareholder Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (f) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or
(ii) [five] days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

     If to the Shareholder to the address set forth for the Shareholder on the signature page to this Shareholder Agreement

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     if to Buyer:

     PLATINUM technology, inc.
     1815 South Myers Road
     Oakbrook, Terrace, Illinois 60181
     Attn: LARRY FREEDMAN
           -----------------------------

     with a copy to:

     Katten Muchin & Zavis
     525 West Monroe Street
     Chicago, Illinois 60661
     Attn: Matthew S. Brown, Esq.


     (g) Severability. If any term, provision, covenant or restriction of this Shareholder Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Shareholder Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

     (h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Shareholder Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Shareholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Shareholder Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (k) Governing Law. This Shareholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; provided, however, that with respect to the mechanics and procedures of the corporate action taken by the Company or matters relating to the Arrangement or properly shall be governed by the laws of the State of Israel.

     (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Shareholder Agreement, and agrees that any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that no such consent to jurisdiction of said

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court or in the State of Delaware shall be valid other than for such purposes.
Each party hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (m) Description Headings. The description headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Shareholder Agreement.

     (n) Counterparts. This Shareholder Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (o) Certain Sales and Transfers. Anything to the contrary in this Shareholder Agreement notwithstanding, the Shareholder may (i) sell, transfer or otherwise dispose of all or any portion of the Buyer Stock which it may acquire in the Arrangement or which it may otherwise own and (ii) reorganize its internal structure and composition and/or transfer all or any portion of the Securities which it owns for tax, securities or estate planning purposes, for charitable donation purposes or to another stockholder, as long as the recipient of the voting and dispositive power with respect to such Securities under this subsection (ii) agrees to abide by the provisions of and become a party to this Shareholder Agreement.

     (p) Option Shares. Nothing contained herein shall require or compel the Shareholder to exercise any option to purchase shares of Company Stock.

     (q) Governing Language. The English language version of this Shareholder Agreement shall be the controlling version and any translation to Hebrew shall be for convenience only.

                           [SIGNATURE PAGE FOLLOWS]

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